Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Raises Dividend 10 Percent and Resumes $3.6 Billion Share Repurchase Program

CHICAGO, Dec. 17, 2012 - Boeing [NYSE: BA] Chairman, President and Chief Executive Officer Jim McNerney announced a 10 percent increase in the company's regular quarterly dividend to 48.5 cents per share and the resumption of its stock repurchase program with repurchases currently expected to total between $1.5 billion and $2.0 billion in 2013.
“Strong cash generation, consistently solid core operating performance and a positive growth outlook enable us to take these steps to deliver value for our shareholders,” McNerney said. “As returns accelerate on the investments we made in innovative new products, we plan to continue our balanced cash deployment strategy, increasing returns to shareholders, investing in our core businesses and our workforce, and maintaining a strong balance sheet with healthy credit ratings.”
The repurchase program is expected to use the remaining $3.6 billion previously authorized by the Boeing board of directors in October 2007. Boeing plans to begin repurchasing shares following its fourth-quarter earnings announcement in late January 2013.
Boeing plans to make the share repurchases on the open market. The number and timing of shares to be purchased will be based on the level of cash balances, general business conditions and other factors, including alternative investment opportunities. The repurchase program also may be suspended or discontinued at any time.
The dividend is payable March 8, 2013, to shareholders of record as of Feb. 15, 2013.

Caution Concerning Forward-Looking Statements

Statements in this press release relating to the company's intention to repurchase shares of its common stock under the stock repurchase program are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company's stock prevailing from time to time, the company's cash flows, general economic conditions and other factors identified in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and the company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

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Contact: Boeing Communications (312) 544-2002